Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, The Lion Fund II, L.P. (the “Lion Fund II”) and Steak n Shake Operations, Inc. (“Steak n Shake”) each own shares of Common Stock, par value $0.01 per share (the “Shares”), of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”);

WHEREAS, by virtue of the relationships discussed in the Schedule 13D (as defined below), Sardar Biglari and Biglari Capital Corp. (“BCC”) may be deemed to beneficially own the Shares owned by the Lion Fund II, and Sardar Biglari may be deemed to beneficially own the Shares owned by Steak n Shake;

WHEREAS, BCC intends to request that the Company call a special meeting of the Company’s shareholders for the following purposes:  (i) to approve a non-binding proposal for the Board of Directors of the Company (the “Board”) to (a) declare and pay a special cash dividend of $20.00 per share to all shareholders as of a record date to be fixed by the Board, and (b) take any action necessary or advisable (including, without limitation, seeking to obtain any required amendment, consent or waiver under the Company’s current credit agreement) in connection therewith, and (ii) to transact such other business as may properly come before the special meeting (items (i) and (ii) above are collectively referred to as the “Special Meeting Proposals”);

WHEREAS, Sardar Biglari is the Chairman and Chief Executive Officer of BCC and Steak n Shake; and

WHEREAS, BCC, the Lion Fund II, Steak n Shake, Sardar Biglari and Philip L. Cooley wish to form a group for the purposes of seeking to request that the Company call a special meeting of shareholders to approve the Special Meeting Proposals and seeking approval of the Special Meeting Proposals at any special meeting called for such purpose, and for the purpose of taking all other action necessary or appropriate to achieve the foregoing.

NOW, IT IS AGREED, this 17th day of September, 2013 by the parties hereto:

1.
In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto (collectively, the “Schedule 13D”), with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.
So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3.
Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents to (a) request that the Company call a special meeting of shareholders to approve the Special Meeting Proposals and (b) approve the Special Meeting Proposals at any special meeting called for such purpose, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.	BCC shall have the right to pre-approve all expenses incurred in connection with the Group’s activities, and BCC will pay directly all such pre-approved expenses.

5.
Each of the undersigned agrees that any Securities and Exchange Commission filing, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by BCC.

6.
The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.
This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.
In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the County of New York.

9.	Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ prior written notice to all other parties, with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222.
10.	Each party acknowledges that Olshan shall act as counsel for both the Group and BCC and its affiliates relating to their investment in the Company.
11.	Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to the Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.
[Signature page follows]

SIGNATURE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BIGLARI CAPITAL CORP.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

THE LION FUND II, L.P.

By: BIGLARI CAPITAL CORP., its General Partner

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

STEAK N SHAKE OPERATIONS, INC.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

/s/ Sardar Biglari
SARDAR BIGLARI

/s/ Philip L. Cooley
PHILIP L. COOLEY